                                                                     Exhibit 8.2


                               September 25, 2001


The Addressees Listed
   on Annex A

          Re:  NovaStar Mortgage Funding Trust, Series 2001-2
               ----------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel to First Union Securities Inc., Greenwich Capital Markets, Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters") as to certain matters in connection with the issuance and delivery of certain asset-backed certificates denominated NovaStar Home Equity Loan Asset-Backed Certificates, Series 2001-2 Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-IO Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class P Certificates, Class O Certificates and Residual Certificates (collectively, the "Certificates").

          The Certificates are being issued pursuant to a Pooling and Servicing Agreement dated as of September 1, 2001 (the "Pooling and Servicing Agreement") by and among NovaStar Mortgage, Inc., NovaStar Mortgage Funding Corporation, First Union National Bank, as certificate administrator (the "Certificate Administrator") and Citibank, N.A., as trustee (the "Trustee").

          As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below including the following: (a) a Prospectus dated February 16, 2001 and a Prospectus Supplement dated September 1, 2001 (together the "Prospectus") with respect to the Class A and Class M Certificates, (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto and (c) other documents and matters of fact and law as we deem necessary for the purposes of the opinions expressed below. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

          In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

          Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations
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To the Addressees Listed
   on Annex A
September 25, 2001
Page 2


thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of the special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

          Based on the foregoing, and such investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

               1. Assuming that (a) each of the Lower-Tier REMIC and the Upper-Tier REMIC created under the Pooling and Servicing Agreement elect, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Code and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, each of the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as a REMIC.

               2. Subject to the above, (a) the Class A-1 Certificates, without the right to receive amounts from the Supplemental Interest Account, (b) the Class A-2 Certificates, without the right to receive amounts from the Supplemental Interest Account, (c) the Class A-3 Certificates, without the right to receive amounts from the Supplemental Interest Account, (d) the Class A-IO Certificates, (e) the Class M-1 Certificates, without the right to receive amounts from the Supplemental Interest Account, (f) the Class M-2 Certificates, without the right to receive amounts from the Supplemental Interest Account, (g) the Class M-3 Certificates, without the right to receive amounts from the Supplemental Interest Account, (h) the Class P and (i) Class O will be treated as "regular interests" in the Upper-Tier REMIC. The Class RU Certificates will be treated as the "residual interest" in the Upper-Tier REMIC.

               3. The Lower-Tier Regular Interests will be treated as the "regular interests," and the Class RL Certificates will be treated as the "residual interest" in the Lower-Tier REMIC.

               4. The statements under the caption "Certain Federal Income Tax Considerations" in the Prospectus Supplement are accurate and complete in all material respects.

               5. As a consequence of the qualification of the Upper-Tier REMIC as a REMIC, the Upper-Tier REMIC Regular Interests will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets of the Upper-Tier REMIC consist of qualifying assets under such sections. In addition, as a consequence of the qualification of the Upper-Tier REMIC as a REMIC, interest on the Upper-Tier REMIC Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under

                                      -2-
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To the Addressees Listed
   on Annex A
September 25, 2001
Page 3


     Section 856(c) of the Code to the extent that the Certificates are treated as "real estate assets" under Section 856(c) of the Code.

               6. While the proper federal income tax treatment of the right to receive amounts from the Supplemental Interest Account is not clear, special tax counsel believes that the right to receive amounts from the Supplemental Interest Account should be treated as a notional principal contract.

          Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

          We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Amended and Restated Registration Statement, dated as of February 14, 2001, of the Company and to the references to this firm under the caption "Certain Legal Matters" in the Prospectus Supplement which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                              Very truly yours,

                                    ANNEX A

First Union Securities, Inc.                     Greenwich Capital Markets, Inc.
301 South College Street, TW-06                  600 Steamboat Road
Charlotte, North Carolina  28288-0610            Greenwich, CT 06830

Morgan Stanley & Co. Incorporated                NovaStar Financial Inc.
1585 Broadway                                    1901 West 47th Place, Suite 105
New York, New York 10036                         Westwood, KS 66205

NovaStar Mortgage Inc.                           NovaStar Capital, Inc.
1901 West 47th Place, Suite 105                  1901 West 47th Place, Suite 105
Westwood, KS 66205                               Westwood, KS 66205

NovaStar Mortgage Funding Corporation
1901 West 47th Place, Suite 105
Westwood, KS 66205